Exhibit 10.7

July 22, 2010

Tyler Sloat

[PERSONAL ADDRESS]

Dear Mr. Sloat:

On behalf of Zuora, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Financial Officer, reporting directly to the Chief Executive Officer. This letter sets out the terms of your employment with the Company, which will start on or before September 6, 2010.

You will be paid a starting base salary of $9,375.00 semi-monthly (which equals $225,000 per year.) This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a work week. In addition, you will receive a signing bonus of $20,000 within the first 30 days of your employment.

As part of the executive management team, you will also participate in a to-be determined bonus program that will be approved by the Compensation Committee formed by the board of directors.

You will also be eligible to participate in various Company fringe benefit plans, including group health insurance and vacation programs (which currently include 10 paid vacation days plus 10 holidays per year) in accordance with the Company’s benefit plan requirements. You will also be eligible to participate in any incentive compensation plan that may be established by the Company during your employment.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1.2% equity of shares of Company common stock under the Company’s incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest 25% of the shares after one year of your employment, with the rest vesting evenly each month over the following three years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Subject to the additional approval of the company’s Board of Directors, the Company shall propose that in the event of a change of control of the Company, and your position is terminated without Cause (double trigger) as defied herein, fifty (50) percent of your unvested shares will vest automatically. For purposes of clarity, “Cause” shall be defined as (a) conviction or plea of nolo contendre to a felony offense or crime of violence or dishonesty; (b) Theft, fraud or embezzlement with respect to any property or funds of the Company, any affiliate, subsidiary or parent of the Company; (c) Material breach of your obligations under a certain Proprietary Information and Confidentiality Agreement(s) with the Company, (d) Gross misconduct which has a demonstrable and significant adverse effect on the business, operations, reputation or business prospects of the Company or of an affiliate, subsidiary or parent of the Company, or (e) Gross negligence in the performance of your job duties and responsibilities.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three (3) business days of your employment start date. This offer is further contingent upon your successful completing of the company’s standard background screening process.

Zuora, Inc. 1400 Bridge Parkway, Suite 201. Redwood City, CA 94065

650.641.3777 (M) 650.292-1781 (F)

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Tyler, we look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and fax/mail to us no later than July 26, 2010 5pm Pacific.

Sincerely,

ZUORA, INC.

By	/s/ Tien Tzuo
Tien Tzuo
Chief Executive Officer

I agree to and accept employment with Zuora, Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: July 23, 2010	/s/ Tyler Sloat
Tyler Sloat

Zuora, Inc. 1400 Bridge Parkway, Suite 201. Redwood City, CA 94065

650.641.3777 (M) 650.292-1781 (F)